Exhibit 10.28
VECTRUS, INC. 2014 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Stock Settled)
THIS AGREEMENT (the “Agreement”), effective as of July 5, 2022, by and between Vectrus, Inc. (the “Company”) and [●] (the “Grantee”),
WITNESSETH:
WHEREAS, the Grantee originally received an award of an option (the “Option”) to purchase a certain number of shares of common stock of Vertex Aerospace Services Holding Corp. (“Vertex”) pursuant to an award agreement with Vertex (the “Option Agreement”) granted under the Vertex Aerospace Services Holding Corp. 2018 Equity Incentive Plan, as amended from time to time (the “Vertex Plan”).
WHEREAS, in connection with the consummation of the transactions contemplated by that Agreement and Plan of Merger by and among the Company, Vertex and the other parties thereto, dated as of March 7, 2022 (the “Merger Agreement”), the Option was cancelled as of the First Effective Time (as defined in the Merger Agreement) and in exchange therefor, the Grantee will receive in consideration Restricted Stock Units pursuant to this Agreement.
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2014 Omnibus Incentive Plan, as amended and restated, (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on July 5, 2022 (the “Grant Date”) to the Grantee of [●] Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in Shares of common stock of the Company (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock of the Company (a “Share”)).
The Restricted Stock Units represent an unfunded, unsecured right to receive Shares in the future if the conditions set forth in the Plan and this Agreement are satisfied.
The Grantee and the Company hereby acknowledge and agree that, pursuant to Section 4.3 of the Plan and Section 11.1(a) of the Vertex Plan, the Company has, in connection with the consummation of the transactions contemplated by the Merger Agreement (which transactions constitute a Covered Transaction (as defined in the Vertex Plan)) assumed all outstanding awards under the Vertex Plan, and that in exchange for the Restricted Stock Units granted pursuant to this Agreement and other good and valuable consideration, the Grantee has forfeited the Option and any other right to purchase shares of common stock of Vertex, and that the Option and the Option Agreement have terminated and are of no further force or effect. The Grantee hereby (a) consents to the termination of the Option Agreement and any rights the Grantee may have with respect to the Option or the shares of common stock of Vertex underlying the Option and (b) releases the Company, Vertex and each of their subsidiaries and affiliates and their respective successors or assigns, and each partner, officer, director and employee of each of them, from any claim, liability or obligation arising out of or relating to the Option, the shares of common stock of Vertex underlying the Option, or the Option Agreement. The Grantee acknowledges and

Exhibit 10.28
agrees that this Agreement shall supersede and replace in its entirety the Option Agreement. Notwithstanding the foregoing, the Company and the Grantee acknowledge and agree that the Restrictive Covenant Agreement attached as Exhibit A to the Option Agreement shall remain in full force and effect in accordance with its terms.
1.Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:
a.Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.
b.Stockholder Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends or dividend equivalents, unless and until such Shares are delivered upon vesting of the Restricted Stock Units.
c.Vesting of Restricted Stock Units and Payment. Subject to subsection 2(d) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) as follows:
i.1/4 of the Restricted Stock Units shall vest on the date that occurs six months after the Grant Date,
ii.1/4 of the Restricted Stock Units shall vest on the first anniversary of the Grant Date, and
iii.1/4 of the Restricted Stock Units shall vest on the date that occurs eighteen months after the Grant Date, and
iv.1/4 of the Restricted Stock Units shall vest on the second anniversary of the Grant Date.
Except as provided in subsection 2(i)(i) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsection 2(d) below), the Company will deliver to the Grantee one Share for each vested Restricted Stock Unit; provided that the number of Restricted Stock Units that vest on each of the first three vesting dates shall be rounded to the nearest whole Share (with 0.5 to be rounded up), with any whole Shares resulting from such fractional Shares remaining eligible to vest on the fourth and final vesting date.
a.Effect of Certain Terminations.
i.Notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units shall, to the extent outstanding and unvested, immediately become 100% vested if the Grantee’s employment is terminated by the Company (or an Affiliate or any successor, as the case may be), without Cause (as defined below) or by the Grantee for Good Reason (as defined below) or the Grantee’s employment terminates as a result of the Grantee’s death or Disability (as defined below).
1.For purposes of this Agreement, the term “Cause” shall mean (i) the Grantee’s material misconduct, (ii) the Grantee’s material violation of Company policies, rules or Code of Conduct or any other terms or conditions relating to the Grantee’s employment or any agreement with the Grantee or (iii) any other conduct of the Grantee that the Committee in its sole discretion unanimously

Exhibit 10.28
determines in good faith constitutes Cause for purposes of this Agreement.
2.For purposes of this Agreement, the term “Good Reason” shall mean, without the Grantee’s express written consent and excluding for this purpose any action which is remedied by the Company (or an Affiliate or any successor, as the case may be) within thirty (30) days after receipt of notice thereof given by the Grantee, a reduction in the Grantee’s annual base compensation (whether or not deferred) or annual bonus opportunity; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company (or an Affiliate or any successor, as the case may be) notice thereof prior to such date, and the date of the Grantee’s termination of employment for Good Reason must occur, if at all, within one hundred and eighty (180) days following the later of the occurrence of the Good Reason event or the Grantee’s knowledge thereof.
3.For purposes of this Agreement, the Grantee shall be deemed to be “Disabled” only when the Company determines that the Grantee is completely and permanently unable to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary; provided however, that with respect to any portion of the Award that constitutes deferred compensation for purposes of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), the Grantee shall not be deemed to be Disabled unless and until the date the Grantee becomes “disabled” as that term is used in Section 409A.
ii.Termination for Any Other Reason. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason not described in subsection 2(d)(i), and the termination is not due to the Grantee’s death or Disability, any unvested Restricted Stock Units shall be immediately forfeited as of the date of such termination.
b.Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares shall be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the

Exhibit 10.28
Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.
c.Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.
d.Restrictive Covenant Violation. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A. If the Grantee breaches such restrictions in Appendix A to this Agreement, the Grantee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, (i) the Grantee’s Restricted Stock Units will be forfeited, (ii) upon demand by the Company, the Grantee shall return to the Company any Shares issued upon vesting of any of the Restricted Stock Units, and (iii) if the Grantee has sold or otherwise disposed of all or any portion of such Shares, the Grantee shall repay to the Company an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Grantee received upon the sale or other disposition of, or distributions in respect of, such Shares.
e.Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in Colorado Springs, Colorado, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
f.Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.
i.If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed upon the Grantee’s separation from service, shall instead be delivered on the date determined by the Company within the thirty (30) day period following the earlier of (x) the first business day of the seventh (7th) month following the date of the Grantee’s separation from service or (y) the date of the Grantee’s death.
ii.Each portion of this Award that could vest pursuant to subsection 2(c) and/or 2(d) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer as of the ____ day of ___________, 2022.

Exhibit 10.28

Agreed to:	VECTRUS, INC.

___________________________________	____________________________________
Grantee (Online acceptance constitutes agreement)	Charles L. Prow, President and Chief Executive Officer

Date: ______________________________	Date: _______________________________
Enclosures

Appendix A Restrictive Covenants
1. Non-Solicit.
(a) Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i) Grantee will not, within twelve months following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.
(ii) During the Restricted Period, Grantee will not, and will not, directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b) It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
2. Survival.
(a) The provisions of this Appendix A shall survive the termination of Grantee’s employment for any reason.